EXHIBIT 3.8

                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                         GALACTICOMM TECHNOLOGIES, INC.


         Pursuant to Section 607.1006 of the Florida Business Corporation Act, GALACTICOMM TECHNOLOGIES, INC., a corporation existing under the laws of the State of Florida (the "Company"), adopts the following articles of amendment to its Articles of Incorporation:

1. The following article amends the Articles of Incorporation:

         Article VIII of the Company's Articles of Incorporation is hereby deleted in its entirety and replaced by the following:

                       ARTICLE VIII - REVERSE STOCK SPLITS

                  SECTION 1 - SEPTEMBER 1997 REVERSE SPLIT. On September 8, 1997, the Common Stock was reverse split on a 4.061771824 for 1 basis, without any further action on the part of the holders thereof or the Company. No fractional shares shall be issued. All fractional shares for one-half or more shall be increased to the next higher whole number of shares and all fractional shares of less than one-half shares shall be decreased to the next lower number of shares.

                  SECTION 2 - JUNE 1998 REVERSE SPLIT. Effective with the filing of the Articles of Amendment to the Company's Articles of Incorporation, the Common Stock will be reverse split on a 1.657080842 for 1 basis, without any further action on the part of the holders thereof or the Company. No fractional shares shall be issued. All fractional shares for one-half or more shall be increased to the next higher whole number of shares and all fractional shares of less than one-half shares shall be decreased to the next lower number of shares.

2. The Board of Directors recommended the adoption of the amendment to the shareholders on June 20, 1998.

3. The amendment was approved by the shareholders and adopted by the Company on June 22, 1998. The number of votes cast for the amendment was sufficient for approval.

4. The amendment does not adversely affect the rights or preferences of the holders of the outstanding shares of any class or series.

5. The amendment of Article VIII, Section 2 applies to 4,843,397 shares of Common Stock issued and outstanding as of the date hereof. Immediately after giving effect to the amendment


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of Article VIII, Section 2, there will be 2,922,849 shares of Common Stock issued and outstanding, and 20,000,000 shares of Common Stock of the Company will remain authorized. Accordingly, the amendment of Article VIII, Section 2 results in the percentage of authorized shares that remain unissued after the split exceeding the percentage of authorized shares that were unissued before the split.

         Signed this 22nd day of June, 1998.



                                    /s/ PETER BERG
                                    --------------------------------------------
                                    By: Peter Berg, Chief Executive Officer